Exhibit 99.1

FOR IMMEDIATE RELEASE

Lam Research Corporation Contact:

Shanye Hudson, Director, Investor Relations, phone: 510/572-4589, e-mail: shanye.hudson@lamresearch.com

Lam Research Corporation Announces Financial Results for the Quarter Ended March 27, 2011

FREMONT, Calif., April 20, 2011—Lam Research Corporation’s (NASDAQ: LRCX) highlights for the March 2011 quarter were:

Lam Research Corporation

Financial Highlights for the Quarter Ended March 27, 2011

(in thousands, except per share data and percentages)

U.S. GAAP/Ongoing
Revenue:	$809,087
Operating Margin:	24.3%
Net Income:	$182,240
Diluted EPS:	$1.45

Lam Research Corporation today announced financial results for the quarter ended March 27, 2011. Revenue for the period was $809.1 million, gross margin was $374.0 million (46.2%), and net income was $182.2 million, or $1.45 per diluted share, compared to revenue of $870.7 million, gross margin of $407.4 million (46.8%), and net income of $221.9 million, or $1.78 per diluted share, for the December 2010 quarter. Shipments for the March 2011 quarter were $813 million compared to $892 million during the December 2010 quarter.

The Company’s ongoing results for the December 2010 quarter exclude certain benefits for research and development tax credits. There were no adjustments to U.S. GAAP results to determine “ongoing” results for the March 2011 quarter. Management uses ongoing operating income, ongoing operating expenses, ongoing operating margin, ongoing net income, and ongoing net income per diluted share to evaluate the Company’s operating and financial results. The Company believes the presentation of ongoing results is useful to investors for analyzing business trends and comparing performance to prior periods, along with enhancing the investor’s ability to view the Company’s results from management’s perspective. A table presenting a reconciliation of ongoing net income to results under U.S. GAAP is included at the end of this press release and on the Company’s web site at http://investor.lamrc.com.

Ongoing net income was $182.2 million, or $1.45 per diluted share in the March 2011 quarter compared to ongoing net income of $217.1 million, or $1.74 per diluted share, for the December 2010 quarter. Ongoing gross margin for the March 2011 quarter was $374.0 million or 46.2%, compared to ongoing gross margin of $407.4 million, or 46.8%, for the December 2010 quarter. The sequential decrease in gross margin was primarily due to customer mix. Ongoing operating expenses for the March 2011 quarter were $177.0 million compared with the December 2010 quarter of $166.3 million. This change is consistent with our plans to increase investments in core product research and development as well as customer-specific programs.

~more~

Lam Announces Financial Results for the March 2011 Quarter

The geographic distribution of shipments and revenue during the March 2011 quarter is shown in the following table:

Region	Shipments	Revenue
North America	23%	23%
Europe	16%	18%
Japan	11%	13%
Korea	19%	18%
Taiwan	18%	14%
Asia Pacific	13%	14%

Cash and cash equivalents, short-term investments and restricted cash and investments balances were $1.4 billion at the end of the March 2011 quarter, compared to $1.2 billion at the end of the December 2010 quarter. Cash flows from operating activities were approximately $241.6 million during the March 2011 quarter. Deferred revenue and deferred profit balances at the end of the March 2011 quarter were $246.6 million and $150.3 million, respectively. Lam’s deferred revenue balance does not include shipments to Japanese customers, to whom title does not transfer until customer acceptance. Shipments to Japanese customers are classified as inventory at cost until the time of acceptance. The anticipated future revenue from shipments to Japanese customers was approximately $36.2 million as of March 27, 2011.

“Lam delivered strong performance in the March quarter providing a solid foundation for the remainder of 2011. I am particularly pleased with our solid cash generation performance, which represented a return of approximately 30% of revenues. Strong demand for smartphones, tablets and other electronic devices is expected to drive a healthy level of investment on the part of our customers over the course of CY’11,” said Steve Newberry, chief executive officer and vice chairman of the board.

“These investment levels create opportunities for Lam, and we remain committed to making the strategic investments necessary to strengthen and grow our market position in both etch and clean. We have increased our level of customer engagement through joint partnerships and programs designed to improve our customers’ manufacturing productivity and address their most complex technical challenges. These customer-centric programs coupled with investments in core product R&D enable Lam Research to be well-positioned for growth in the coming years.”

~more~

Lam Announces Financial Results for the March 2011 Quarter

Caution Regarding Forward-Looking Statements

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to the anticipated revenue from shipments to Japanese customers; the demand for smartphones, tablets and other electronic devices, our customers’ investments and intentions for meeting that demand, our commitment to strategic investments to strengthen and grow our market position as well as the effect of any such investments, our anticipated continued investments in customer engagements such as joint partnerships to address technical challenges and improve productivity solutions as well as our core R&D programs, and our ability to meet customers’ future technology needs and our future market position. Some factors that may affect these forward-looking statements include: business conditions in the consumer electronics industry, the semiconductor industry and the overall economy; the strength of the financial performance of our existing and prospective customers; the introduction of new and innovative technologies; the occurrence and pace of technology transitions and conversions; the actions of our competitors, consumers, semiconductor companies and key suppliers and subcontractors; and the success of research and development and sales and marketing programs. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed by us with the Securities and Exchange Commission, including specifically our report on Form 10-K for the year ended June 27, 2010 and the reports on Form 10-Q for the three months ended September 26, 2010 and December 26, 2010. These uncertainties and changes could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.

Lam Research Corporation is a major provider of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on The NASDAQ Global Select Market SM under the symbol LRCX. Lam is a NASDAQ-100 ® company. For more information, visit www.lamresearch.com.

Consolidated Financial Tables Follow

###

Lam Announces Financial Results for the March 2011 Quarter

LAM RESEARCH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data and percentages)

(unaudited)

	Three Months Ended			Nine Months Ended
	March 27, 2011	December 26, 2010	March 28, 2010	March 27, 2011	March 28, 2010
Revenue	$809,087	$870,714	$632,763	$2,485,675	$1,438,487
Cost of goods sold	435,068	463,281	339,892	1,326,897	795,810
Cost of goods sold - 409A expense	—	—	—	—	(5,816)

Total costs of goods sold	435,068	463,281	339,892	1,326,897	789,994

Gross margin	374,019	407,433	292,871	1,158,778	648,493
Gross margin as a percent of revenue	46.2%	46.8%	46.3%	46.6%	45.1%
Research and development	96,880	90,477	81,845	273,710	235,215
Selling, general and administrative	80,143	75,852	61,933	228,137	174,163
Restructuring and asset impairments	—	—	—	(5,163)	8,012
409A expense	—	—	—	—	(38,590)

Total operating expenses	177,023	166,329	143,778	496,684	378,800

Operating income	196,996	241,104	149,093	662,094	269,693
Operating margin as a percent of revenue	24.3%	27.7%	23.6%	26.6%	18.7%
Other income, net	1,663	1,038	1,616	1,722	1,190

Income before income taxes	198,659	242,142	150,709	663,816	270,883
Income tax expense	16,419	20,286	30,408	65,996	64,211

Net income	$182,240	$221,856	$120,301	$597,820	$206,672

Net income per share:
Basic net income per share	$1.47	$1.80	$0.94	$4.84	$1.63

Diluted net income per share	$1.45	$1.78	$0.94	$4.78	$1.61

Number of shares used in per share calculations:
Basic	123,674	123,101	127,307	123,482	127,127

Diluted	125,293	124,786	128,587	125,097	128,368

Lam Announces Financial Results for the March 2011 Quarter

LAM RESEARCH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 27, 2011	December 26, 2010	June 27, 2010
	(unaudited)	(unaudited)	(1)
ASSETS
Cash and cash equivalents	$942,710	$729,060	$545,767
Short-term investments	312,879	303,038	280,690
Accounts receivable, net	637,795	689,400	499,890
Inventories	355,734	333,874	318,479
Deferred income taxes	45,934	47,380	46,158
Other current assets	77,722	76,993	65,677

Total current assets	2,372,774	2,179,745	1,756,661
Property and equipment, net	251,954	229,769	200,336
Restricted cash and investments	165,248	165,244	165,234
Deferred income taxes	29,578	28,030	26,218
Goodwill and intangible assets	221,146	225,671	236,906
Other assets	107,795	104,758	102,037

Total assets	$3,148,495	$2,933,217	$2,487,392

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$667,391	$689,871	$558,657

Long-term debt and capital leases	$15,949	$16,524	$17,645
Income taxes payable	116,911	118,323	110,462
Other long-term liabilities	25,088	23,720	32,493
Stockholders’ equity	2,323,156	2,084,779	1,768,135

Total liabilities and stockholders’ equity	$3,148,495	$2,933,217	$2,487,392

1	Derived from audited financial statements

Lam Announces Financial Results for the March 2011 Quarter

LAM RESEARCH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	March 27, 2011	December 26, 2010	March 28, 2010	March 27, 2011	March 28, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$182,240	$221,856	$120,301	$597,820	$206,672
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	18,176	18,663	17,872	54,787	53,737
Deferred income taxes	(733)	(3,039)	640	(4,555)	22,351
Restructuring charges, net	—	—	—	(5,163)	8,012
Equity-based compensation expense	12,456	12,759	10,917	38,224	38,134
Income tax benefit on equity-based compensation plans	15,327	(918)	477	19,492	691
Excess tax benefit on equity-based compensation plans	(11,878)	711	(370)	(15,106)	(973)
Other, net	746	(1,600)	1,210	(2,818)	2,542
Changes in operating assets and liabilities:	25,259	(62,849)	(41,781)	239	(145,886)

Net cash provided by operating activities	241,593	185,583	109,266	682,920	185,280

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures and intangible assets	(35,769)	(38,025)	(10,823)	(92,924)	(23,548)
Net sales/maturities (purchases) of available-for-sale securities	(11,068)	(1,160)	(3,238)	(36,734)	(14,029)
Purchase of other investments	(417)	—	—	(417)	(961)
Proceeds from sale of assets	—	1,544	—	1,544	—
Transfer of restricted cash and investments	(4)	—	19,629	(14)	13,155

Net cash provided by (used for) investing activities	(47,258)	(37,641)	5,568	(128,545)	(25,383)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt and capital lease obligations	(1,038)	(78)	(17,820)	(4,449)	(20,424)
Net proceeds from issuance of long-term debt	—	—	—	—	336
Excess tax benefit on equity-based compensation plans	11,878	(711)	370	15,106	973
Cash paid in advance for stock repurchase contracts	—	(50,000)	—	(50,000)	—
Treasury stock purchases	(8,617)	(4,151)	(72,240)	(157,563)	(75,172)
Reissuances of treasury stock	6,521	—	5,518	13,676	11,279
Proceeds from issuance of common stock	5,980	3,407	1,441	10,222	7,823

Net cash provided by (used for) financing activities	14,724	(51,533)	(82,731)	(173,008)	(75,185)

Effect of exchange rate changes on cash	4,591	4,370	(900)	15,576	2,490
Net increase in cash and cash equivalents	213,650	100,779	31,203	396,943	87,202
Cash and cash equivalents at beginning of period	729,060	628,281	430,166	545,767	374,167

Cash and cash equivalents at end of period	$942,710	$729,060	$461,369	$942,710	$461,369

Lam Announces Financial Results for the March 2011 Quarter

Reconciliation of U.S. GAAP Net Income to Ongoing Net Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended	Three Months Ended
	March 27, 2011	December 26, 2010
U.S. GAAP net income	$182,240	$221,856
Net tax benefit of R&D credit	—	(4,763)

Ongoing net income	$182,240	$217,093

Ongoing net income per diluted share	$1.45	$1.74

Number of shares used for diluted per share calculation	125,293	124,786